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Exhibit (a)(1)(D)

        Offer to Purchase for Cash by

Brookfield Property REIT Inc.

of

Up to $95,000,000 in Value of Shares of its Class A Stock

At a Purchase Price of Not Greater Than $21.00 Nor Less Than $19.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 25, 2019, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED,
THE "EXPIRATION DATE").

February 11, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Brookfield Property REIT Inc., a Delaware corporation that has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes (the "Company"), to act as the Information Agent in connection with the Company's offer to purchase for cash up to $95,000,000 in value of shares of its Class A Stock, par value $0.01 per share ("Class A Stock"), at a price per share specified by the tendering stockholders of not greater than $21.00 nor less than $19.00 per share of Class A Stock, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the Offer to Purchase, dated February 11, 2019 (the "Offer to Purchase"), and the related Letter of Transmittal, which, together with any amendments and supplements thereto, collectively constitute the "Offer". Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of Class A Stock registered in your name or in the name of your nominee.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE CAREFULLY READ IN THEIR ENTIRETY BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER. YOUR CLIENTS MAY TENDER ALL OR A PORTION OF THEIR SHARES OF CLASS A STOCK. YOUR CLIENTS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES OF CLASS A STOCK.

        Promptly after the Expiration Date, the Company will, on the terms and subject to the conditions described in the Offer, determine a single price per share of Class A Stock (the "Purchase Price"), which will be not greater than $21.00 nor less than $19.00 per share, that the Company will pay, subject to "odd lot" priority and proration, for shares of Class A Stock properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of shares of Class A Stock tendered pursuant to the Offer and the prices specified by the tendering stockholders. The Purchase Price will be the lowest price per share of Class A Stock (in increments of $0.10) of not greater than $21.00 nor less than $19.00 per share of Class A Stock, at which shares of Class A Stock have been properly tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of shares of Class A Stock properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $95,000,000 (or such lesser number if less than $95,000,000 in value of shares of Class A Stock are properly tendered after giving effect to any shares of Class A Stock properly withdrawn). The Company will not accept shares of Class A Stock subject to conditional tenders, such as acceptance of all or none of the shares of Class A Stock tendered by any tendering stockholder. No fractional shares of Class A Stock will be purchased in the Offer.

        All shares of Class A Stock purchased in the Offer will be purchased at the same Purchase Price, even if some shares of Class A Stock are tendered below the Purchase Price, but the Company will not purchase any shares of Class A Stock tendered above the Purchase Price. However, because of the "odd lot" priority and proration provisions described in the Offer to Purchase, all of the shares of

Class A Stock tendered at or below the Purchase Price may not be purchased if shares of Class A Stock having an aggregate value in excess of $95,000,000 are properly tendered and not properly withdrawn. Only shares of Class A Stock properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares of Class A Stock tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

        Upon the terms and subject to the conditions of the Offer, if shares of Class A Stock having an aggregate purchase price in excess of $95,000,000 (or such greater amount as the Company may elect to purchase, subject to applicable law) have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase shares of Class A Stock in the following order of priority: first, all shares owned beneficially or of record by holders of "odd lots" of less than 100 shares of Class A Stock who properly tender all of their shares of Class A Stock at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date (partial tenders will not qualify for this preference); and second, all other shares of Class A Stock properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares of Class A Stock, until the Company has purchased shares of Class A Stock resulting in an aggregate purchase price of $95,000,000. See Section 1, "Number of Shares of Class A Stock; Purchase Price; Proration; Odd Lots", Section 3, "Procedures for Tendering Shares of Class A Stock", and Section 4, "Withdrawal Rights", of the Offer to Purchase.

        For your information, and for forwarding to those of your clients for whom you hold shares of Class A Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated February 11, 2019;

  2.
  Letter of Transmittal and the IRS Form W-9 for your use if you wish to accept the Offer and tender shares of Class A Stock of, and for the information of, your clients (a manually signed photocopy of the Letter of Transmittal may be used to tender shares of Class A Stock);

  3.
  Letter to Clients, for you to send to your clients for whom you hold shares of Class A Stock registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients' instructions with regard to the Offer;

  4.
  Notice of Guaranteed Delivery with respect to shares of Class A Stock, to be used if you wish to accept the Offer and the procedures for book-entry transfer through the Depository Trust Company's ("DTC") Automated Tender Offer Program ("ATOP") system cannot be completed on a timely basis or if time will not permit delivery of all required documents, including a properly completed and duly executed Letter of Transmittal, to the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date; and

  5.
  Return envelope addressed to the Depositary.

        The conditions of the Offer are described in Section 6, "Conditions of the Offer", of the Offer to Purchase.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on March 25, 2019, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price, even if there is any delay in making payment.

        If you want to tender all or a portion of your shares of Class A Stock pursuant to the Offer:

  •
  a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, or an Agent's

    Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of the Letter of Transmittal and, solely with respect to tenders through DTC's ATOP system, the shares of Class A Stock must be delivered pursuant to the procedures for book-entry transfer through DTC's ATOP system set forth in Section 3, "Procedures for Tendering Shares of Class A Stock", of the Offer to Purchase, in each case prior to the Expiration Date; and

  •
  the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth in Section 3, "Procedures for Tendering Shares of Class A Stock", of the Offer to Purchase.

        The Board of Directors of the Company has approved the Offer. However, none of the Company, the Company's Board of Directors, the Depositary, the Information Agent (each as defined in the Offer to Purchase) or any of their respective affiliates has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their shares of Class A Stock or as to the price or prices at which they may choose to tender their shares of Class A Stock. Your clients must make their own decisions as to whether to tender their shares of Class A Stock, how many shares to tender and the price or prices at which they may choose to tender them. In doing so, your clients should read carefully the information in, or incorporated by reference into, the Offer to Purchase and the related Letter of Transmittal including Section 2 "Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals", of the Offer to Purchase. Your clients are urged to discuss their decisions with their tax advisors, financial advisors and/or you.

        The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the, Paying Agent, the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of shares of Class A Stock pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer and related materials to your clients. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares of Class A Stock, except as otherwise provided in Section 5, "Purchase of Shares of Class A Stock and Payment of Purchase Price", of the Offer to Purchase.

        If you have any questions regarding the Offer, please contact the Information Agent at the telephone number and address set forth below. If you require additional copies of the Offer to Purchase, the Letter of Transmittal or any amendments or supplements thereto, please contact the Information Agent at the telephone number and address set forth below.

The Depositary and Paying Agent for the Offer is:

If delivering by hand, express mail, courier or other expedited service:	By mail:
American Stock Transfer & Trust Co., LLC	American Stock Transfer & Trust Co., LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
6201 15th Avenue	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others Call Toll Free: (888) 541-9895
Email: BPR@dfking.com

        Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company the Paying Agent, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit (a)(1)(D)